Exhibit 99.2

Contact:

Investors:	News Media:
Maggie Morris	Linda Megathlin
(508)236-1069	(508)236-1761
mmorris2@sensata.com	lmegathlin@sensata.com

SENSATA TECHNOLOGIES HOLDING N.V. SELLING SHAREHOLDERS PRICE OFFERING OF ORDINARY SHARES

Almelo, Netherlands – December 12, 2012 - Sensata Technologies Holding N.V. (NYSE: ST) today announced that certain of its existing shareholders have agreed to sell 10,000,000 ordinary shares in an underwritten public offering at a price to the public of $29.95 per share. Sensata Technologies will not receive any proceeds from this offering, other than proceeds from options exercised by certain selling shareholders in connection with the offering. The offering is expected to close on December 17, 2012.

Morgan Stanley and Barclays acted as joint book-running managers of the offering.

The offering of these ordinary shares is being made only by means of a prospectus supplement and related prospectus. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the prospectus and prospectus supplement may be obtained from Morgan Stanley & Co. LLC, 180 Varick Street, New York, New York 10014, Attention: Prospectus Department, (866) 718-1649, prospectus@morganstanley.com, or Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, or by calling (888) 603-5847 or by emailing barclaysprospectus@broadridge.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Statements in this release which are not historical facts, such as those that may be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “would,” and similar expressions, are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. These risk and uncertainties include, but are not limited to, the consummation of the offering by the selling shareholders. Forward-looking statements reflect management’s analysis as of the date of this press release. Important factors that could cause actual results to differ materially from our expectations are more fully described in our filings with the SEC. Except as required by applicable law, we do not undertake to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

About Sensata Technologies Holding N.V.

Sensata Technologies Holding N.V., a global industrial technology company, is a leader in the development, manufacture and sale of sensors and controls.